Exhiibt 99.1

HERSHA HOSPITALITY TRUST

510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157
www.hersha.com

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
SECOND QUARTER 2009 EARNINGS

-  Achieved Consolidated portfolio EBITDA margins of 39% -
-  Margin deterioration held to 166 bps excluding property taxes -
-  Consolidated Hotel RevPAR decreased 17.4% -
-  Adjusted Funds from Operations (“AFFO”) was $0.25 per share -

Philadelphia, PA., August 4, 2009 -- Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced earnings for the second quarter ended June 30, 2009.

Financial Results
For the second quarter ending June 30, 2009, AFFO was $14.4 million, compared to $22.1 million in the second quarter of 2008.  AFFO per diluted common share and unit was $0.25 compared to $0.43 for the same quarter of 2008.

Net loss applicable to common shareholders was $0.2 million, or a break even on a per common share basis, compared to net income of $7.0 million, or $0.16 per common share for the second quarter of 2008. A reconciliation of FFO and AFFO and EBITDA and Adjusted EBITDA to net income (loss) applicable to common shares, the most directly applicable U.S. GAAP measure, is included at the end of this release.

Mr. Jay H. Shah, Hersha Hospitality’s Chief Executive Officer, stated, “In the second quarter we saw some demand stabilization in our markets as the year over year decline in RevPAR improved from our experience in the first quarter. We are seeing the positive impact of the stringent asset management and cost control initiatives that we implemented in late 2008 and first quarter of 2009. This discipline, along with our select and limited service hotel portfolio, have effectively held margin deterioration to market leading levels.  We have implemented staffing, sales and marketing, and purchasing changes to achieve a higher level of operating efficiencies from our hotel operations. A challenging economic environment certainly persists and visibility remains limited, but we are benefiting from our diversified market exposure and business model.”

Jay H. Shah continued, “We have also been keenly focused on further strengthening our balance sheet.  Over the past month, we have eliminated all remaining 2009 debt maturities. To achieve this, we refinanced four loans at attractive debt terms.  Additionally, we sold four non-core hotels at favorable prices.  We are pleased that even in this challenging environment we were able to negotiate transactions at accretive multiples.  Our ability to sell assets at attractive prices is a direct result of the strength of the markets in which we operate and the strong cash flows provided by our select service assets.

“Furthermore,” Mr. Shah concluded, “we entered into an agreement with a strategic offshore capital partner that will provide support as we continue to navigate through these challenging times and prepare for the turn of the cycle.  We are encouraged that even in this environment, equity and debt partners have confidence in our business model and continue to commit capital to Hersha.”

Operating Results

Total consolidated hotel operating revenues were $61.6 million for the quarter ended June 30, 2009, compared to $67.6 million in 2008. This decrease was driven by the impact of the challenging economic environment and was slightly offset by the acquisition of three assets during the second half of 2008.

Revenue per available room (“RevPAR”) for the Company's consolidated hotels was $92.48 for the quarter ended June 30, 2009 compared to $111.96 in the prior year period.  The decline was a result of an average daily rate (“ADR”) decrease of 12.0% to $126.01 and a 4.8% decline in occupancy to 73.4%.

On a regional basis, during the second quarter of 2009, the Company’s New York properties (which historically have accounted for approximately 35% of the Company’s EBITDA) underperformed the rest of the portfolio. The decline was primarily due to the difficult economic environment in that region and challenging year over year comparisons. Same-store RevPAR for the Company's New York City hotels declined 28.7% from the prior year second quarter, driven by an ADR decrease of 28.8%, compared to a very strong 14.4% growth for the same period last year.  This decrease was partially offset by a 10 basis point increase in occupancy to 91.3%.

Hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) for Hersha's consolidated hotels was $24.9 million for the quarter ended June 30, 2009 compared to $29.2 million for the same period in 2008. Hotel EBITDA margins deteriorated 304 basis points during the quarter from approximately 42.0% to 39.0%.  The margin deterioration was primarily related to the decline in revenues in the second quarter and the resulting loss of operating leverage, along with higher year over year property taxes.  Property taxes for the portfolio were driven higher by the robust growth that the portfolio achieved for the first three quarters of last year.  Excluding property taxes, the Company was able to limit its EBITDA margin deterioration to 166 basis points for its portfolio of consolidated hotels.

On a same-store basis for Hersha's consolidated hotels (52 hotels), RevPAR was $91.00 for the quarter ended June 30, 2009 compared to $112.61 in the prior year period.  The decline was a result of an ADR decrease of 13.2% to $124.52 and a 5.4 percentage point decline in occupancy.

Same-store consolidated Hotel EBITDA for the quarter ended June 30, 2009 was $19.8 million compared to $26.6 million for the quarter ended June 30, 2008. The Company's same-store Hotel EBITDA margin was 38.7% in the second quarter of 2009 compared to 42.2% in the second quarter of 2008. During the quarter, the Company recognized an increase of approximately $0.4 million, or 15.1%, related to property tax expenses for its same store consolidated portfolio.  On a same-store basis, the increase in property taxes accounted for almost half of the decline in EBITDA margin.  The Company is in the process of appealing many of its property tax assessments which could positively impact results.  Excluding property taxes, the Company was able to limit its EBITDA margin deterioration to 188 basis points for its portfolio of same store consolidated hotels.

For the Company’s New York City hotels, the EBITDA margin was 40.4%, despite an almost 29% decline in same store RevPAR. Excluding property taxes, the second quarter EBITDA margin was 47.9%.

Balance Sheet

At June 30, 2009, Hersha Hospitality Trust had approximately $776.9 million of total consolidated debt outstanding, which included approximately $51.5 million of trust preferred securities and $113.5 million outstanding on the Company's line of credit. Fixed rate debt, including variable rate debt fixed by interest rate swaps, amounted to approximately 76.2% of total consolidated debt. For the second quarter of 2009, the weighted average interest rate on all of the Company's fixed and floating rate debt was approximately 6.1% and 3.8%, respectively. The weighted average term to maturity of the Company's debt, excluding the revolving line of credit, was approximately 7.5 years. Total common shares and units of limited partnership interest of Hersha Hospitality Limited Partnership outstanding at June 30, 2009 were approximately 49.1 million and 8.8 million, respectively.

As previously announced, in July 2009 the Company refinanced two land parcels and two hotels.  With the completion of these refinancings, the Company has eliminated all of its remaining 2009 consolidated debt maturities.  The Company has approximately $15.3 million and $18.0 million maturing in 2010 and 2011, respectively, and it has established plans to address all of these maturities.

Financial Outlook for 2009

The Company is maintaining its financial assumptions for full-year 2009. The outlook assumes that operating conditions remain challenging for the remainder of the year but also assumes that the overall economy performs better in the second half of the year.

Based on those expectations, the Company is providing the following set of assumptions for the portfolio in 2009:

•	RevPAR is forecasted to decline by 14.0% to 20.0%.

•	Operating margin deterioration of 200 basis points to 400 basis points.

•	2009 results will reflect full year operational results for the six assets purchased in 2008 and the stabilization of assets opened and purchased in 2007.

Dividend

For the second quarter of 2009, Hersha Hospitality Trust paid dividends of $0.05 per common share and limited partnership unit. The Board of Trustees also approved a second quarter cash dividend of $0.50 per Series A Preferred Share.

Second Quarter 2009 Earnings Conference Call

The Company will host a conference call to discuss its financial results at 10:00 AM Eastern time on Wednesday, August 5, 2009.

Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, Mr. Neil H. Shah, President and Chief Operating Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The live conference call can be accessed by dialing (888) 505-4381 or (719) 325-2440 for international participants.  A replay of the call will be available from 1:00 p.m. Eastern time on August 5, 2009, through midnight Eastern Time on August 19, 2009. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international participants.  The passcode for the call and the replay is 2188465.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 73 hotels, totaling 9,294 rooms, primarily along the Northeast Corridor from Boston to Washington D.C. The Company also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on select service and upscale hotels in major metropolitan markets. More information on the Company and its portfolio of hotels is available on Hersha's Web site at www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities Exchange Commission.

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)

	June 30, 2009	December 31, 2008
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$1,003,855	$982,082
Investment in Unconsolidated Joint Ventures	44,814	46,283
Development Loans Receivable	68,810	81,500
Cash and Cash Equivalents	12,691	15,697
Escrow Deposits	13,648	12,404
Hotel Accounts Receivable, net of allowance for doubtful accounts of $58 and $120	9,306	6,870
Deferred Financing Costs, net of Accumulated Amortization of $4,673 and $3,606	8,101	9,157
Due from Related Parties	3,171	3,595
Intangible Assets, net of Accumulated Amortization of $709 and $595	7,499	7,300
Other Assets	14,384	13,517
Hotel Assets Held for Sale	26,901	-

Total Assets	$1,213,180	$1,178,405

Liabilities and Equity:
Line of Credit	$113,521	$88,421
Mortgages and Notes Payable, net of unamortized discount of $56 and $61	663,351	655,360
Accounts Payable, Accrued Expenses and Other Liabilities	31,789	17,745
Dividends and Distributions Payable	3,867	11,240
Due to Related Parties	227	302
Liabilities Related to Hotel Assets Held for Sale	18,707	-

Total Liabilities	831,462	773,068

Redeemable Noncontrolling Interests - Common Units (Note 1)	$17,547	$18,739

Equity:
Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at June 30, 2009 and December 31, 2008	24	24
Common Shares - Class A, $.01 Par Value, 150,000,000 and 80,000,000 Shares Authorized at June 30, 2009 and December 31, 2008, 49,129,932 and 48,276,222 Shares Issued and Outstanding at June 30, 2009 and December 31, 2008, respectively	491	483
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(74)	(109)
Additional Paid-in Capital	464,870	463,772
Distributions in Excess of Net Income	(135,351)	(114,207)
Total Shareholders' Equity	329,960	349,963

Noncontrolling Interests (Note 1):
Noncontrolling Interests - Common Units	32,571	34,781
Noncontrolling Interests - Consolidated Joint Ventures	1,640	1,854
Total Noncontrolling Interests	34,211	36,635

Total Equity	364,171	386,598

Total Liabilities and Equity	$1,213,180	$1,178,405

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues:
Hotel Operating Revenues	$57,973	$63,709	$100,544	$112,943
Interest Income from Development Loans	2,166	2,153	4,563	4,173
Land Lease Revenue	1,328	1,390	2,649	2,724
Other Revenue	149	342	365	594
Total Revenues	61,616	67,594	108,121	120,434

Operating Expenses:
Hotel Operating Expenses	31,791	33,976	60,141	64,011
Hotel Ground Rent	291	216	583	442
Land Lease Expense	732	745	1,456	1,494
Real Estate and Personal Property Taxes and Property Insurance	3,394	2,820	6,609	5,858
General and Administrative	1,374	1,478	2,853	3,036
Stock Based Compensation	499	313	921	627
Acquisition and Terminated Transaction Costs	37	49	44	49
Depreciation and Amortization	10,900	9,505	21,478	18,596
Total Operating Expenses	49,018	49,102	94,085	94,113

Operating Income	12,598	18,492	14,036	26,321

Interest Income	50	101	110	183
Interest Expense	10,951	10,058	21,326	20,308
Other Expense	31	159	81	187
Income (Loss) before (Loss) Income from Unconsolidated Joint Venture Investments and Discontinued Operations	1,666	8,376	(7,261)	6,009

(Loss) Income from Unconsolidated Joint Venture Investments	(395)	1,360	(1,724)	622

Income (Loss) from Continuing Operations	1,271	9,736	(8,985)	6,631

Discontinued Operations
Income (loss) from Discontinued Operations	213	226	(214)	(554)

Net Income (Loss)	1,484	9,962	(9,199)	6,077

(Loss) Income Allocated to Noncontrolling Interests	(451)	(1,737)	1,602	(730)
Preferred Distributions	(1,200)	(1,200)	(2,400)	(2,400)

Net (Loss) Income Applicable to Common Shareholders	$(167)	$7,025	$(9,997)	$2,947

AFFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and minority interest.  In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net (loss) income applicable to common shares	$(167)	$7,025	$(9,997)	$2,947
Income (loss) allocated to noncontrolling interest	451	1,737	(1,602)	730
Loss (income) from unconsolidated joint ventures	395	(1,360)	1,724	(622)
Depreciation and amortization	10,900	9,505	21,478	18,596
Depreciation and amortization from discontinued operations	350	507	710	1,038
FFO allocated to noncontrolling interests in consolidated joint ventures	(287)	(302)	(75)	(62)
Funds from consolidated hotel operations applicable to common shares and Partnership units	11,642	17,112	12,238	22,627

(Loss) income from unconsolidated joint venture investments	(395)	1,360	(1,724)	622
Add:
Depreciation and amortization of purchase price in excess of historical cost	525	523	1,046	1,046
Interest in depreciation and amortization of unconsolidated joint ventures	1,184	2,176	1,725	3,628
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	1,314	4,059	1,047	5,296

Funds from Operations applicable to common shares and Partnership units	12,956	21,171	13,285	27,923

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	287	302	75	62
Acquisition and terminated transaction costs	37	49	44	49
Amortization of deferred financing costs	524	403	1,059	897
Amortization of discounts and premiums	3	(138)	6	(276)
Non cash stock compensation expense	499	313	921	627
Straight-line amortization of ground lease expense	69	64	138	139

Adjusted Funds from Operations	$14,375	$22,164	$15,528	$29,421

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.25	$0.43	$0.27	$0.59

Diluted Weighted Average Common Shares and Units Outstanding	56,711,118	51,700,790	56,622,475	49,885,364

EBITDA and GAAP Reconciliation

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA are non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not reconcilable to any comparable GAAP measure for the Company appearing in the Company’s consolidated financial statements.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net (loss) income applicable to common shares	$(167)	$7,025	$(9,997)	$2,947
Less:
Loss (income)from unconsolidated joint ventures	395	(1,360)	1,724	(622)
Interest income	(50)	(101)	(110)	(183)
Add:
Income (loss) allocated to noncontrolling interest	451	1,737	(1,602)	730
Distributions to Series A Preferred Shareholders	1,200	1,200	2,400	2,400
Interest expense from continuing operations	10,951	10,058	21,326	20,308
Interest expense from discontinued operations	238	288	482	815
Depreciation and amortization from continuing operations	10,900	9,505	21,478	18,596
Depreciation and amortization from discontinued operations	350	507	710	1,038
Non-cash stock compensation expense	499	313	921	627
Straight-line amortization of ground lease expense	69	64	138	139

Adjusted EBITDA from consolidated hotel operations	24,836	29,236	37,470	46,795

(Loss) income from unconsolidated joint venture investments	(395)	1,360	(1,724)	622
Add:
Depreciation and amortization of purchase price in excess of historical cost	525	523	1,046	1,046
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	5,148	5,707	8,062	10,482

Adjusted EBITDA from unconsolidated joint venture operations	5,278	7,590	7,384	12,150

Adjusted EBITDA	$30,114	$36,826	$44,854	$58,945

Supplemental Schedules

The company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.  These can found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s Web site, www.hersha.com.